POWIN CORPORATION

6975 SW Sandburg Road, Ste. 326

Tigard, OR 97223

June 30, 2009

Zaixiang Fred Liu

11810 SW Koski Drive

Tigard, OR 97223

RE:

Employment Agreement

Dear Mr. Liu:

Powin Corporation (the “ Company”) is pleased that you have chosen to work for the Company as an employee. The purpose of this letter is to formally memorialize your existing employment agreement with the Company on the following terms:

(1)      Position.  You will serve as the Vice President of the Company in charge of Research and Development.  You will report directly to the CEO and President of the Company.  By signing this letter agreement (“Agreement”), you represent and warrant to the Company that you are under no contractual commitments that will be inconsistent with your obligations to the Company, excepting those obligations discussed herein, which by virtue of this Agreement, are deemed consistent with your obligations to the Company.

(2)      Salary and Benefits.  You will be paid a salary at the annual rate of $72,000, payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies applicable to senior executives, as in effect from time to time.

          ou will be entitled to participate in all benefits generally available to the Company’s employees, including without limitation medical, life, dental and vision insurance programs.  You will also be entitled to four weeks of vacation per year of service.

(3)      Bonus.   In addition to the compensation referenced above, you will receive a yearly cash bonus based on Company performance.

(4)      Proprietary Information Agreement.  Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard proprietary information and/or confidentiality agreement upon commencement of your employment.

(5)      Termination of Employment.

(a)

By Death.  Your employment shall terminate automatically upon your death.  The Company shall pay to your beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the ability to exercise any vested and exercisable options held by you.  Thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this Section 5(a) shall affect any entitlement of your heirs to the benefits of any life insurance plan or other applicable benefits.

(b)

By Disability.  For purposes of this Agreement, “disability” means you have a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three (3) months or more and that causes you to be unable to perform your duties under this Agreement or to be engaged in any substantial gainful activity.  If you experience such a disability, then, to the extent permitted by law, the Company may terminate your employment upon sixty (60) days' advance written notice.  Termination by disability shall be determined by a physician selected by the Board of Directors.  If such physician is unable to schedule an appointment with you within ten business days of the Board of Directors’ written request, the Board of Directors, at its sole discretion, is authorized to determine whether your disability has occurred.  The Company shall pay you all compensation to which you are entitled up through the last business day of the notice period, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement; thereafter, all obligations of Company under this Agreement shall cease.  Nothing in this Section 5(b) shall affect your rights under any applicable Company disability plan.

(c)

By Company Not For Cause.  At any time, Company may terminate your employment without Cause (as defined in Section 5(d) below) by providing you written notice of such termination.  In such event, the Company shall pay you all compensation and benefits due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, and any other benefits provided in this Agreement through the last day actually worked, and your salary and bonus override for a period of twelve (12) months; thereafter, all of Company’s obligations under this Agreement shall cease.

(d)

By Company For Cause.  At any time, unless such actions are cured as described below, and without prior notice for actions that are not curable, the Company may terminate your employment for Cause.  The Company shall pay you all compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided in this Agreement, including without limitation the exercisability of any vested exercisable option held by you; thereafter, all of Company's obligations under this Agreement shall cease.  Termination shall be for "Cause" if:  (i) you act intentionally, recklessly or in bad faith, in a manner which causes material damage or potential material damage to the Company; (ii) you intentionally (and other than due to mental or physical disability or death) refuse to follow any specific written direction or order of the Board of Directors (unless cured as set forth below); (iii) you exhibit in regard to your employment material misconduct or dishonesty; (iv) you are convicted of a material crime involving dishonesty, breach of trust or fraud; or (v) you breach any material term of this Agreement.  For purposes of this Section 5(d), no act, or failure to act, on your part shall be considered to have been done or omitted “intentionally” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  Notwithstanding the foregoing, you may not be terminated for Cause pursuant to clauses (i), (ii), (iii) or (v) above without (1) reasonable notice (of at least 10 days) from the Board of Directors setting forth the reasons for the Company's intention to terminate for Cause, and (2) an opportunity for you, together with your counsel, to be heard before the Board.  Your employment may be terminated by Company only by the affirmative vote of a majority of the members of the Board of Directors of the Company then holding office (without counting your vote).

(e)

By Change of Control.  In the event of an acquisition of the Company or substantially all of the Company’s assets in connection with which your employment is either involuntarily terminated without cause or voluntarily terminated as a result of a material diminution in responsibilities, the Company shall pay you your full salary and bonus override through the date of termination and continuing for the twelve-month period following such date of termination at the rate in effect at the time notice of termination is given (the “Change of Control Severance Payment”), as well as all other unpaid amounts, if any, to which you are entitled as of the date of termination under any compensation plan or program of the Company, at the time such payments are due.  Your eligibility for the Change of Control Severance Payment shall be conditioned on your agreement to the same non-competition obligations, if any, that are generally applicable to the Company’s senior executives in the event of termination upon such a change in control.

           (6)       Stock Issuance Plan.  Powin Corporation is pleased to notify you of its stock issuance plan. As one of the Company’s key employees, we would like to issue you shares in the Company subject to the following terms and conditions for your continued and diligent service to the Company. Accordingly, you will receive up to 500,000 of common stock in the Company over the course of the next four years.  The shares will be immediately issued in five certificates of 100,000 shares each.  You will receive the first certificate as soon as it is issued, and the remaining shares will be held in escrow by our legal counsel. For every year that you are employed by the Company for the next four years, you will receive an additional certificate representing your shares of common stock in the Company.  If your employment with the Company ceases for any reason, the company will be eligible to purchase any undelivered shares from you for the amount of $0.001 per share (par value).  You will be eligible to vote as a shareholder on the full 500,000 shares on all company matters presented to shareholders.

           (7)     Entire Agreement.  This Agreement contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

           (8)     Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

            (9)     Amendment and Governing Law.  This Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this Agreement, and the resolution of any disputes arising pursuant hereto, will be governed by Oregon law.

Of course, as required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

As I mentioned before, we are pleased with your decision to work as an employee for Powin Corporation.

Very truly yours,

POWIN CORPORATION

By :/s/ Joseph Lu

Joseph Lu

President and CEO

I have read and accept this employment offe

/s/ Zaixiang Fred Liu

Signature of Zaixiang Fred Liu

Dated: June 30, 2009